Exhibit 99.1

Media Contact:

Marne Oberg

Analysts International Corporation

(952) 838-2867

Analysts International Corporation Reports Second Quarter 2009 Financial Results

•                  31% decline in revenue from existing business operations

•                  20% decline in revenue due to the planned exit from low-margin and non-core lines of business

•                  Margins improved 390 basis points

•                  Selling, administrative and other operating costs reduced by $2.6 million or 20%

•                  $4.6 million in cash with excess credit facility availability of $10.4 million

•                  Subsequent to the close of the quarter, sold value-added reseller (VAR) business for $3.0 million in cash and $750,000 in contingent consideration

MINNEAPOLIS, MN — August 5, 2009 — Analysts International Corporation (AIC) (Nasdaq: ANLY), an information technology services company, today announced results for the second quarter ended July 4, 2009.  The Company reported revenue of $40.5 million for the second quarter of 2009 compared to $82.0 million for the second quarter of 2008. The Company reported a net loss of $6.6 million, or $0.26 per share, for the second quarter of 2009, compared to a net loss of $1.0 million, or $0.04 per share, for the second quarter of 2008.

The second quarter 2009 loss includes non-cash charges of $4.0 million, or $0.16 per share, resulting from a $2.3 million impairment of customer list intangible assets and a $1.7 million charge for restructuring and other severance related costs. Last year, the second quarter 2008 loss included a $0.9 million charge, or $0.04 per share, for restructuring, severance and other consulting costs.

“Despite the continued decrease in demand for IT products and services and the resulting reduction in our business volume in the second quarter of 2009, we are beginning to see additional opportunities emerge within the public sector and are aggressively pursuing that business,” said Elmer Baldwin, President and CEO. “At the same time, we continue to make the investments required to ensure AIC is well positioned for future growth. During the second quarter, we invested in strengthening our sales organization; in our public sector solution offerings, especially those that align with our Microsoft and Lawson partnerships; and in our people, our systems and our operating processes with the intent of improving our brand and overall business performance. We will continue making these types of investments throughout the second half of the year.”

“The recent sale of our VAR business strengthens our balance sheet and liquidity, enabling us to streamline our operations and focus on growing our core services,” said Randy Strobel, Chief Financial Officer. “We have maintained our cash position from the end of the first quarter of 2009 and have no debt outstanding. We continue to reduce our SG&A expenses in response to the overall decline in business activity and will seek additional opportunities for improvement throughout the balance of fiscal year 2009.”

2009 Second Quarter and Year-to-Date Review

Our revenues decreased $41.5 million, or 50.6%, in the second quarter 2009 compared to the second quarter 2008, and by $79.1 million, or 48.0%, for the first half of fiscal 2009, when compared to the comparable period of 2008, primarily due to our planned exit from non-core and low-margin lines of business, the negative effect the economic environment has had on the demand for our IT professional services, a reduction in volume at our largest customer and a decline in product demand.

In the second quarter of 2009, gross margins were $8.0 million, or 19.7 percent of revenue, compared to $13.0 million, or 15.8 percent of revenue, in the second quarter of 2008. Gross margins were $17.1 million, or 19.9 percent of revenue, in the first half of fiscal 2009, compared to $27.6 million, or 16.8 percent of revenue, in the first half of fiscal 2008. The increase in gross margins as a percent of revenue reflects the impact of implementing our strategy of exiting low margin lines of business and accounts, and the reduction in lower margin product sales.

Selling, administrative and other general expenses declined by $2.6 million in the second quarter of 2009, when compared to the second quarter of 2008, and by $5.3 million for the first half of fiscal 2009, when compared to the comparable period of 2008.  This is largely a result of our efforts to reduce operating costs as part of the business transformation plan that was announced in early 2008.

We generated cash from operations of $0.3 million in the second quarter 2009 compared to $2.6 million in the second quarter of 2008.  We generated cash from operations of $3.1 million in the first half of fiscal 2009 compared to cash generated of $1.1 million in the first half of fiscal 2008. As of July 4, 2009, we had a cash balance of $4.6 million, excess availability of $10.4 million and no borrowings under our credit facility.

Second Quarter 2009 Conference Call
We will host a conference call on Thursday, August 6 at 9:00 a.m. CT to discuss the second quarter 2009 financial results. Participants may access the call by dialing 1.866.233.5281, or 1.416.849.6199 for international participants, and asking for the Analysts International conference call. Live audio of the conference may also be accessed via the Internet at www.analysts.com, where it will be archived. Interested parties can also hear a replay of the call from 12:00 p.m. CT on August 6, 2009, to 10:59 p.m. CT on August 13, 2009, by calling 1.866.245.6755, or 1.416.915.1035 for international callers, and using access code 445728.

About Analysts International Corporation
Analysts International Corporation (NASDAQ: ANLY) is an information technology services company focused on providing configured solutions for its clients. AIC serves a broad portfolio of clients throughout the United States with technology staffing, collaboration solutions, infrastructure solutions, project and application solutions and managed services offerings. For more information, visit us online at www.analysts.com.

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Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements made in this press release or during the conference call referred to herein by AIC, its CEO Elmer Baldwin, or its CFO Randy Strobel, regarding, for instance: (i) AIC’s commitment to executing its business transformation plan and its 2009 objectives; (ii) AIC’s intention to reduce expenses and exit lower margin and non-core lines of business; (iii) management’s beliefs with respect to the impact of cost reduction initiatives and strategic decisions; and (iv) the potential impact of the sale of AIC’s VAR business, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed, which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of AIC and members of our management team and involve certain risks and uncertainties, including (i) the risk that management may not fully or successfully implement its business transformation plan; (ii) the risk that AIC will not be able to successfully reduce costs or exit non-core or less desirable areas of the business in a timely manner or on favorable terms; (iii) prevailing market conditions in the IT services industry, including intense competition for billable technical personnel at competitive rates and strong pricing pressures from many of our largest clients and difficulty in identifying, attracting and retaining qualified billable technical personnel; (iv) potentially incorrect assumptions by management with respect to the downturn in the economy or the impact of prior cost reduction initiatives and strategic decisions; and (v) other economic, business, market, financial, competitive and/or regulatory factors affecting AIC’s business generally, including those set forth in AIC’s filings with the SEC. You are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call.

(Financials follow)

Analysts International Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
(In thousands except per share amounts)	2009	2008	2009	2008

Revenue:
Professional services provided directly	$35,053	$58,162	$75,876	$118,902
Professional services provided through subsuppliers	678	14,230	1,551	28,326
Product sales	4,797	9,598	8,233	17,565
Total revenue	40,528	81,990	85,660	164,793

Expenses:
Cost of services provided directly	27,821	46,491	60,109	94,108
Cost of services provided through subsuppliers	643	13,730	1,474	27,304
Cost of product sales	4,079	8,793	7,008	15,783
Selling, administrative and other operating costs	10,318	12,940	21,347	26,629
Restructuring costs and other severance related costs	1,725	729	1,791	2,368
Impairment of intangible assets	2,268	—	2,268	—
Amortization of intangible assets	224	279	447	558
Total expenses	47,078	82,962	94,444	166,750

Operating loss	(6,550)	(972)	(8,784)	(1,957)

Non-operating income	13	36	27	70
Interest expense	(3)	(43)	(11)	(135)

Loss before income taxes	(6,540)	(979)	(8,768)	(2,022)

Income tax expense	12	5	18	9

Net loss	$(6,552)	$(984)	$(8,786)	$(2,031)

Per common share (basic):
Net loss	$(0.26)	$(0.04)	$(0.35)	$(0.08)

Per common share (diluted):
Net loss	$(0.26)	$(0.04)	$(0.35)	$(0.08)

Weighted-average shares outstanding:
Basic	24,925	24,913	24,925	24,913
Diluted	24,925	24,913	24,925	24,913

Analysts International Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

	July 4,	January 3,
(In thousands)	2009	2009

ASSETS
Current assets:
Cash and cash equivalents	$4,559	$2,288
Accounts receivable, less allowance for doubtful accounts	29,348	40,814
Other current assets	1,127	1,521
Total current assets	35,034	44,623

Property and equipment, net	2,777	3,081
Other assets, net	3,779	6,550
Total assets	$41,590	$54,254

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$10,229	$15,581
Line of credit	—	—
Salaries and benefits	3,885	3,249
Deferred revenue	1,103	1,473
Deferred compensation	253	275
Restructuring accrual	718	184
Other current liabilities	962	1,025
Total current liabilities	17,150	21,787

Non-current liabilities:
Deferred compensation	1,264	1,391
Restructuring accrual	1,098	65
Other long-term liabilities	256	616

Shareholders’ equity	21,822	30,395
Total liabilities and shareholders’ equity	$41,590	$54,254

Analysts International Corporation

Reconciliation of non-GAAP Financial Measures

(Unaudited)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
(In thousands)	2009	2008	2009	2008

Net loss as reported	$(6,552)	$(984)	$(8,786)	$(2,031)
Plus:

Impairment of intangible assets	2,268	—	2,268	—
Restructuring costs and other severance related costs	1,725	729	1,791	2,368
Other consulting costs	—	180	—	406

(Loss) income before other reconciling items	(2,559)	(75)	(4,727)	743

Stock based compensation expense	117	157	213	260

Depreciation	391	389	767	803
Amortization	224	279	447	558

Net interest and non-operating (income) expense	(10)	7	(16)	65
Income tax expense	12	5	18	9

Adjusted EBITDA*	$(1,825)	$762	$(3,298)	$2,438

* Non-GAAP Financial Information

In evaluating the Company’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance. Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, amortization, share-based compensation, special charges and other gains and losses that are not related to the Company’s operations. This measure is an essential component of the Company’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of certain non-cash items, special charges and other gains and losses. This measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.

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